Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG ANNOUNCES FINAL RESULTS OF ITS TENDER OFFER

NEW YORK, April 14, 2015 – American International Group, Inc. (NYSE: AIG) today announced the final results as of 11:59 p.m., New York City time, on April 13, 2015 (the “Expiration Date”), of its previously announced cash tender offer for up to $1.25 billion maximum aggregate purchase price of the notes and debentures issued or guaranteed by AIG listed in the table below, pursuant to its offer to purchase dated March 17, 2015. As previously announced, the early participation date for the tender offer was 5:00 p.m., New York City time, on March 30, 2015. The complete terms of the tender offer, including certain capitalized terms used but not defined herein, are set forth in the offer to purchase and the related letter of transmittal.

As previously announced, the tender offer was oversubscribed. Accordingly, AIG has accepted all notes and debentures validly tendered and not withdrawn of acceptance priority levels 1 through 6. Validly tendered debentures of acceptance priority level 7 have been accepted on a prorated basis, as described in the offer to purchase and set forth in the table below. No notes or debentures of acceptance priority levels 8 through 17 have been accepted by AIG.

As of the Expiration Date, the principal amount of notes and debentures of each series validly tendered and accepted by AIG, the acceptance priority level and the Total Consideration per $1,000, £1,000 or €1,000 principal amount are as set forth in the table below. The Total Consideration includes an early participation amount of $50, £50 or €50 per $1,000, £1,000 or €1,000 principal amount, as applicable, of notes and debentures validly tendered prior to 5:00 p.m., New York City time, on March 30, 2015 and accepted for purchase. Holders who validly tendered their notes or debentures after the early participation date and on or prior to the Expiration Date and whose notes or debentures have been accepted for purchase will receive only the Tender Offer Consideration, which is equal to the Total Consideration less the early participation amount.

The payment date is expected to be on or about April 15, 2015. Holders whose notes and debentures are accepted in this tender offer will also receive a cash payment representing accrued interest from the most recent interest payment date to but excluding the payment date.

FOR IMMEDIATE RELEASE

Title of Security	Security Identifier	Principal Amount Outstanding	Acceptance Priority Levels	Principal Amount Tendered	Principal Amount Accepted	Total Consideration(1)
		(millions)		(millions)	(millions)
8.175% Series A-6 Junior Subordinated Debentures	CUSIP: 026874BS5 026874BR7 (144A) U02687BW7 (Reg. S) ISIN: US026874BS54 US026874BR71 (144A) USU02687BW75 (Reg. S)	$1,195.5	1	$588.3	$588.3	$1,423.04
7.57% Junior Subordinated Deferrable Interest Debentures, Series A	CUSIP: 00138GAB5 ISIN: US00138GAB59	$136.2	2	$57.3	$57.3	$1,370.81
8.625% Series A-8 Junior Subordinated Debentures	ISIN: XS0365317113 (144A) XS0365314284 (Reg. S)	£65.7	3	£60.1	£60.1	£1,187.67
8 1⁄2% Junior Subordinated Debentures due 2030	CUSIP: 00138GAA7 ISIN: US00138GAA76	$155.4	4	$39.0	$39.0	$1,416.37
8.000% Series A-7 Junior Subordinated Debentures	ISIN: XS0365324838 (144A) XS0365323608 (Reg. S)	€43.8	5	€30.3	€30.3	€1,186.11
8 1⁄8% Junior Subordinated Deferrable Interest Debentures, Series B	CUSIP: 00138GAC3 ISIN: US00138GAC33	$244.6	6	$17.4	$17.4	$1,447.39
6.25% Series A-1 Junior Subordinated Debentures	CUSIP: 026874BE6 ISIN: US026874BE68	$496.2	7	$350.8	$93.1	$1,180.10
5.75% Series A-2 Junior Subordinated Debentures	ISIN: XS0291641420 CUSIP: 026874BF3	£161.7	8	£125.1	£0	£1,065.13
8 1⁄8% Debentures Due April 28, 2023	CUSIP: 866930AB6 ISIN: US866930AB63	$86.4	9	$15.2	$0	$1,368.09
6.765% Sterling Notes Due November 15, 2017	ISIN:XS0827565663 XS0702072900 (144A) XS0702072819 (Reg. S)	£281.4	10	£199.0	£0	£1,144.02
6.797% Euro Notes Due November 15, 2017	ISIN: XS0827566711 XS0702072140 (144A) XS0702071928 (Reg. S)	€61.8	11	€15.2	€0	€1,162.66
6 5⁄8% Notes Due 2029	CUSIP: 026351AZ9 ISIN: US026351AZ90	$150.0	12	$25.9	$0	$1,360.14
5.60% Debentures Due July 31, 2097	CUSIP: 866930AG5 ISIN: US866930AG50	$20.3	13	$1.8	$0	$1,128.88
7 1⁄2% Notes Due 2025	CUSIP: 026351AU0 ISIN: US026351AU04	$135.5	14	$17.3	$0	$1,389.44
4.875% Series A-3 Junior Subordinated Debentures	ISIN: XS0291642154 CUSIP: 026874BG1	€306.2	15	€219.9	€0	€1,056.71
6.820% Dollar Notes Due November 15, 2037	CUSIP: 026874CW5 026874CE5 (144A) U02687 CJ5 (Reg. S) ISIN:US026874CW57 US026874CE59 (144A) USU02687CJ55 (Reg. S)	$243.5	16	$162.6	$0	$1,445.33
5.850% Medium-Term Notes, Series G, due January 16, 2018	CUSIP: 02687QDG0 ISIN: US02687QDG01	$2,411.0	17	$603.1	$0	$1,119.30

(1)	Assuming payment is made on April 15, 2015.

FOR IMMEDIATE RELEASE

AIG retained Barclays Bank PLC, Barclays Capital Inc., BofA Merrill Lynch, Goldman, Sachs & Co. and Goldman Sachs International as the Joint Lead Dealer Managers. Global Bondholder Services Corporation was the Information Agent and Depositary. For additional information regarding the expiration of the tender offer or the expected Payment Date, please contact: Barclays Bank PLC at +44 (0) 207 773 8990 (international); Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect); BofA Merrill Lynch at +44 (0) 20 7995 2929 (international), (888) 292-0070 (toll-free) or (980) 387-3907 (collect); Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-5183 (collect); Goldman Sachs International at +44 (0) 207 774 9862 (international); or Global Bondholder Services Corporation by telephone at (212) 430-3774 (for banks and brokers only), (866) 924-2200 (for all others toll-free) or +001-212-430-3774 (international), or by email at aig@gbsc-usa.com.

Certain statements in this press release, including those describing the completion of the tender offer, constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance  |   LinkedIn: http://www.linkedin.com/company/aig

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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